Amendment to Grant Agreement

This Amendment to Grant Agreement, dated as of November 1, 2004, is entered into by and between SAN Holdings, Inc. (the “Company”) and Michael J. Phelan (the “Optionee”) to amend in certain respects that certain Grant Agreement (the “Grant Agreement”) dated as of December 18, 2003 (the “Effective Date”) evidencing the Company’s grant of an option (the “Option”) to Optionee pursuant to the provisions of the SAN Holdings, Inc. 2003 Stock Option Plan (the “Plan”). The Grant Agreement originally covered 1,100,000 shares of Company common stock (the “Shares”). Capitalized terms not defined herein are used as defined in the Grant Agreement or in the Plan.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

A.	The parties acknowledge and agree that the Option previously vested with respect to 275,000 of the Shares in accordance with its terms.

B.

The parties agree that, in consideration of Optionee’s covenants and agreements under that certain Separation Agreement and Release of even date herewith (the “Separation Agreement”), and notwithstanding anything to the contrary in Section 6 of the Grant Agreement, the Option shall be immediately vested with respect to an additional 275,000 of the Shares. The 275,000 Shares as to which the Option was previously vested plus the 275,000 Shares vested pursuant to this section are referred to as the “Remaining Shares”.

C.	The parties agree that the Option is unvested with respect to 550,000 of the Shares, and that the Option has expired with respect to all such unvested Shares.

D.

The parties agree that, notwithstanding section 6(c)(ii) of the Grant Agreement, the Option shall not cease to be exercisable with respect to the Remaining Shares as a consequence of the termination of Optionee’s employment.

E.	Section 7 of the Grant Agreement is amended in its entirety to read as follows:

7. The last day on which this option can be exercised with respect to the Remaining Shares is the earliest of:

a.	December 18, 2013;

b.	the date on which the Optionee breaches or violates any of the terms or provisions hereof, including without limitation any provision of Annex A hereto;

c.	the date on which the Optionee breaches or violates any of the terms or provisions of the Separation Agreement; or

d.	immediately prior to the consummation of a Change in Control.

F.	The third paragraph of Annex A to the Grant Agreement is hereby amended in its entirety to read as follows:

During his or her service as an employee and for the two-year period thereafter, Optionee shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the United States which (A) is engaged in the type of business conducted by the Company or its Subsidiaries as of the Effective Date; or (B) is, or is reasonably likely to become, directly or indirectly, a material competitor of the Corporate Group with respect to the lines of business conducted by the Company or its Subsidiaries as of the Effective Date or lines of business in which, as of the Effective Date, the Company or its Subsidiaries have developed concrete plans to engage in the future as a substantial part of their business.

G.

Optionee acknowledges and agrees that the covenants and agreements set forth in Annex A (as amended by the preceding paragraph) and Annex D to the Grant Agreement continue to apply to Optionee and to the Remaining Shares.

H.

The parties hereby acknowledge and agree that this Amendment to Grant Agreement contains the entire understanding and agreement of the parties with respect to any amendments to the original terms of the Option and the Grant Agreement. Except as expressly set forth herein, the Grant Agreement remains in effect in accordance with its terms. The Optionee hereby further agrees that any provision contained in any other written or oral agreement to which the Optionee is a party and purporting to alter the terms of the Option or the Grant Agreement, whether known or unknown to the Optionee, the Company or any of its Subsidiaries or affiliates (including without limitation any employment agreement), shall be null, void and of no further force or effect to the extent inconsistent with the provisions of this Amendment to Grant Agreement.

I.

The effectiveness of this Amendment to Grant Agreement is conditioned upon Optionee’s delivery of the executed Separation Agreement to the General Counsel of the Company no later than the date specified in the Separation Agreement, and the expiration of the 7-day revocation period described in Paragraph 11 of the Separation Agreement. If Optionee does not so execute and deliver the Separation Agreement by such deadline, or if Optionee revokes the Separation Agreement as provided, then this Amendment to Grant Agreement shall be void ab initio and of no force or effect.

Accepted and Agreed:	SAN Holdings, Inc.
/s/ ____________________________	By: /s/ __________________________
Michael J. Phelan	Name: Hugh A. O’Reilly
Title: Vice President